Exhibit 99.1

Arcimoto Announces $20 Million Registered Direct Offering of Convertible Notes

EUGENE, Ore., September 1, 2022 – Arcimoto, Inc.® (NASDAQ: FUV), makers of rightsized, outrageously fun, ultra-efficient electric vehicles, today announced that on August 31, 2022, it entered into a securities purchase agreement with an institutional accredited investor to issue up to $20 million aggregate principal amount of senior secured convertible notes (the “Notes”). The offering is expected to close on September 1, 2022, subject to customary closing conditions. The Company currently intends to use the net proceeds from this offering for working capital and general corporate purposes.

The Notes will be payable in monthly installments beginning October 1, 2022, will accrue interest at a rate of 6 percent per annum from the date of issuance, and will mature 24 months after the initial closing. $10.0 million aggregate principal amount of the Notes will be funded at the initial closing, and $10.0 million is expected to be funded at a second closing which is subject to the shareholders of the Company approving the issuance of 20 percent or more of the Company’s common stock to the investor in accordance with NASDAQ rules. The Notes will be convertible from time to time, at the election of the holders, into shares of the Company's common stock at an initial conversion price of $5.00 per share. Additionally, in connection with each issuance of the Notes, the Company will issue to the investor warrants to purchase 500,000 shares of common stock, an amount equal to 25 percent of the number of shares that would be issued if the outstanding principal amount of the Notes issued at such closing is converted. The warrants will be initially exercisable at $10.00 per share of the Company’s common stock.

The securities are being offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-261955), which was declared effective by the U.S. Securities and Exchange Commission (the "SEC") on January 13. A prospectus supplement, when available, and accompanying base prospectus relating to the offering may be obtained at the SEC's website, http://www.sec.gov. The Company also is filing with the SEC today a current report on Form 8-K that provides additional details on the offering and the terms of the Notes and Warrants.

This news release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful. The notes, the warrants and the shares of common stock underlying the notes and the warrants may only be offered by means of a prospectus.

For the latest company updates, please view our Q2 2022 Stakeholder Webinar. Follow Arcimoto on YouTube, Facebook, Instagram, Twitter, TikTok, and LinkedIn. Investor information about the company, including press releases, stakeholder webcast replays, and more can be found at http://arcimoto.com/ir.

About Arcimoto, Inc.

Arcimoto is a pioneer in the design and manufacture of rightsized, ultra-efficient, incredibly fun electric vehicles for everyday mobility. Built on the revolutionary three-wheel Arcimoto Platform, our vehicles are purpose-built for daily driving, local delivery, and emergency response, all at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Based in Eugene, Oregon, the Arcimoto team is dedicated to creating world-class EVs that make the world a better place.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the expected closings of the offering, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: conditions precedent to the first and second closings as described in the purchase agreement, the Notes and the Warrants, our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:

Megan Kathman

(651) 785-3212

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com